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                                    Exhibit 4


                              WESTERN WATER COMPANY

                           CERTIFICATE OF DESIGNATIONS
                                -----------------

                             Pursuant to Section 151
             of the General Corporation Law of the State of Delaware
                               ------------------

        Western Water Company (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware does hereby certify that pursuant to the provisions Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors, by unanimous written consent adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

        WHEREAS, the Board of Directors of the Corporation (the "Board of Directors") is authorized, within the limitations and restrictions stated in the Corporation's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), to fix by resolution or resolutions the designation, powers, preferences, voting rights and other rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of Delaware;

        WHEREAS, the Corporation has previously designated a series of preferred stock called Series C Convertible Redeemable Preferred Stock ("Series C Preferred Stock") and authorized 15,000 shares with a value of $1,000 per share of such Series C Preferred Stock;

        WHEREAS, other than the shares of the Series C Preferred Stock, there are no other series of preferred stock currently issued or outstanding; and

        WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a new series of preferred stock and the number of shares constituting such series:

        NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized such series of preferred stock on the terms and with the provisions herein set forth:

1. DESIGNATION OF SERIES. The designation of such series of preferred stock is Series D Convertible Redeemable Preferred Stock ("Series D Preferred Stock"). The number of shares constituting such series is 25,000, with a value of $1,000 per share for the purpose of calculating dividends and amounts payable upon liquidation, dissolution or


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winding up ("stated value"). Shares of Series D Preferred Stock redeemed or purchased by the Corporation shall be canceled and shall revert to authorized but unissued shares of preferred stock undesignated as to series.

2. RANK. The Series D Preferred Stock shall, with respect to payment of dividends, redemption payments and rights upon liquidation, dissolution or winding up of the affairs of the Corporation, rank (a) senior and prior to the Common Stock, par value $.001 per share (the "Common Stock"), and any additional series of preferred stock which may in the future be issued by the Corporation, except and to the extent the holders of the Series D Preferred Stock vote to permit any such series of preferred stock to rank on a parity with or senior to the shares of the Series D Preferred Stock; and (b) pari passu with the shares of the Series C Preferred Stock with respect to the payment of dividends, redemption payments and rights upon liquidation, dissolution or winding up of the affairs of the Corporation. Any shares of the Corporation's capital stock that are junior to the shares of the Series D Preferred Stock with respect to the payment of dividends are hereinafter referred to as "Junior Dividend Shares" and any shares which are junior to the shares of the Series D Preferred Stock with respect to redemption, payment and rights upon liquidation, dissolution or winding up of the affairs of the Corporation are hereinafter referred to as "Junior Liquidation Shares;" the shares of the Series C Preferred Stock and any other shares of capital stock that the Corporation may hereafter issue, with the consent of the holders of the Series D Preferred Stock, which are pari passu with the shares of the Series D Preferred Stock with respect to the payment of dividends are hereinafter referred to as "Parity Dividend Shares," and the shares of Series C Preferred Stock and any additional shares that the Corporation may hereafter issue, with the consent of the holders of the Series D Preferred Stock, which are pari passu with the shares of the Series D Preferred Stock with respect to redemption, payment and rights upon liquidation, dissolution or winding up of the affairs of the Corporation are hereinafter referred to as "Parity Liquidation Shares;" and any shares of the Corporation's capital stock that the Corporation may hereafter issue, with the consent of the holders of the Series D Preferred Stock, which are senior to the shares of the Series D Preferred Stock with respect to the payment of dividends are hereinafter referred to as "Senior Dividend Shares" and any shares which are senior to the shares of the Series D Preferred Stock with respect to redemption, payment and rights upon liquidation, dissolution or winding up of the affairs of the Corporation are hereinafter referred to as "Senior Liquidation Shares." The Corporation may issue additional shares of capital stock ranking junior to the Series D Preferred Stock as to the payment of dividends and as to voting rights and rights in liquidation, dissolution or winding up of the affairs of the Corporation without the consent of the holders of the Series D Preferred Stock.

3. DIVIDENDS. a. The dividend rate on the first 10,000 shares of Series D Preferred Stock issued (the "Initial 10,000 Shares") shall be 7.50% per annum. The annual dividend rate for any shares of the Series D Preferred Stock issued after the issuance of the Initial 10,000 Shares shall be set at the time such additional shares of Series D Preferred Stock are issued and shall be equal to the average annual yield on the 10-year U.S. Treasury Bond in effect for the 20 business-day period preceding the date of issuance of such additional shares, plus 220 basis points, rounded to the nearest 1/8%.


                                       2.
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Dividends on shares of the Series D Preferred Stock shall be fully cumulative, accruing from the date of original issuance of the shares of Series D Preferred Stock through the date of redemption or conversion thereof, and shall be payable quarterly in arrears, when, as and if declared by the Board of Directors out of funds legally available for the payment of dividends, on March 15, June 15, September 15 and December 15 of each year, commencing December 15, 1998, except that if such date is not a business day then the dividend shall be payable on the first immediately succeeding business day (as used herein, the term "business day" shall mean any day except a Saturday, Sunday or day on which banking institutions are legally authorized to close in San Diego, California) (each such period being hereinafter referred to as a "Quarterly Dividend Period"). Dividends shall be payable in cash. Unless the holders of more than 50% of the outstanding shares of Series D Preferred Stock otherwise agree, the Board of Directors shall declare such dividends each such quarter provided that the Corporation has the legal authority to pay such dividend pursuant to Section 170 of the General Corporation Law of the State of Delaware. Each dividend shall be paid to the holders of record of shares of the Series D Preferred Stock as they appear on the stock register of the Corporation on the record date, not less than 10 nor more than 60 days preceding the payment date thereof, as shall be fixed by the Board of Directors. Dividends payable for each Quarterly Dividend Period shall be computed on the basis of a 360-day year of twelve 30-day months. Dividends on account of arrearages for any past Quarterly Dividend Period may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors of the Corporation. Dividends shall accrue regardless of whether the Corporation has earnings, whether there are funds legally available therefor and whether declared. Dividend payments that may be in arrears shall accrue interest at the dividend rate applicable to such shares until paid in full. Holders of shares of the Series D Preferred Stock called for redemption between the close of business on a dividend payment record date and the close of business on the corresponding dividend payment date shall, in lieu of receiving such dividend on the dividend payment date fixed therefor, receive such dividend payment on the date fixed for redemption together with all other accrued and unpaid dividends to the date fixed for redemption. The holders of shares of the Series D Preferred Stock shall not be entitled to any dividends other than the cash dividends provided for in this Paragraph 3.

        b. No dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on any Parity Dividend Shares for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and set aside for payment for all accrued dividends with respect to the Series D Preferred Stock through the most recent quarterly dividend period ending on or prior to the date of payment. Unless dividends accrued and payable but unpaid on shares of the Series D Preferred Stock and any Parity Dividend Shares at the time outstanding have been paid in full, all dividends declared by the Corporation upon shares of the Series D Preferred Stock or Parity Dividend Shares shall be declared and paid pro rata with respect to all such shares, so that the amounts of any dividends declared on shares of the Series D Preferred Stock and the Parity Dividend Shares shall in all cases bear to each other the



                                       3.
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same ratio that, at the time of the declaration, all accrued but unpaid dividends on shares of the Series D Preferred Stock and the other Parity Dividend Shares, respectively, bear to each other.

        c. If at any time the Corporation has failed to pay or set apart for payment all accrued dividends on any shares of the Series D Preferred Stock through the then most recent quarterly dividend period, the Corporation shall not, and shall not permit any corporation or any other entity directly or indirectly controlled by the Corporation to:

               (i) declare or pay or set aside for payment any dividend or other distribution on or with respect to the Junior Dividend Shares, whether in cash, securities, obligations or otherwise (other than dividends or distributions paid in shares of Junior Stock, or options, warrants or rights to subscribe for or purchase shares of Junior Stock); or

               (ii) redeem, purchase or otherwise acquire, or pay into, set apart money or make available for a sinking or other analogous fund for the redemption, purchase or other acquisition of, any shares of Parity Dividend Shares, Parity Liquidation Shares or Shares of Junior Stock for any consideration (except by conversion into or exchange for Junior Stock), unless, in each such case, all dividends accrued on shares of the Series D Preferred Stock through the most recent quarterly dividend period and on any Parity Dividend Shares have been or contemporaneously are declared and paid in full.

        d. Any reference to "distribution" contained in this Paragraph 3 shall not be deemed to include any distribution made in connection with any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

4. LIQUIDATION.

        a. The liquidation value per share of shares of the Series D Preferred Stock, in case of the voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, shall be $1,000 per share, plus an amount equal to the dividends accrued and unpaid thereon, whether or not declared, to the payment date (such aggregate amount being hereinafter referred to as the "Liquidation Preference"). For purposes of using the definition of Liquidation Preference in connection with any redemption of shares of Series D Preferred Stock, the date of redemption shall be substituted for the payment date referred to in the preceding sentence.

        b. In the event of any voluntary or involuntary liquidation, Deemed Liquidation (as defined in subparagraph 4c, below), dissolution or winding-up of the Corporation, the holders of shares of the Series D Preferred Stock (i) shall not be entitled to receive the liquidation value of the shares held by them until the liquidation value of all Senior Liquidation Shares shall have been paid in full and (ii) shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus of any



                                       4.
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nature, an amount per share equal to the Liquidation Preference of such shares held by them in preference to and in priority over any distributions upon the Junior Liquidation Shares. Upon payment in full of the Liquidation Preference to which the holders of shares of the Series D Preferred Stock are entitled, the holders of shares of the Series D Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation. If, in a liquidation other than Deemed Liquidation (as defined in subparagraph 4c. below), the assets of the Corporation are not sufficient to pay in full the Liquidation Preference payable to the holders of shares of the Series D Preferred Stock and the liquidation value payable to the holders of any Parity Liquidation Shares, the holders of all such shares shall share ratably in such distribution of assets in accordance with the amounts that would be payable on the distribution if the amounts to which the holders of shares of the Series D Preferred Stock and the holders of Parity Liquidation Shares are entitled were paid in full.

        c. Except in a Deemed Liquidation (as defined below), neither a consolidation or merger of the Corporation with or into any other entity, nor a merger of any other entity with or into the Corporation, nor a sale or transfer of all or any part of the Corporation's assets for cash or securities or other property shall be considered a liquidation, dissolution or winding-up of the Corporation within the meaning of this Paragraph 4. However, a merger, consolidation, sale of assets or other transaction that results in a Change of Control (as defined below) will be deemed, for the purposes of this Paragraph 4, to be a liquidation (a "Deemed Liquidation") unless (i) 50% of the then outstanding shares of the Series D Preferred Stock agree otherwise, or (ii) the Series C Amendment (as defined below) has occurred prior to the date of such merger, consolidation, sale of assets or other transaction. A "Change of Control" with respect to the Corporation shall be deemed to have occurred (i) upon consummation of a merger, consolidation, sale of or transfer of the Corporation's assets or other similar transaction if, upon such consummation, the holders of shares of the Corporation's capital stock immediately prior to such transaction do not own shares of capital stock of the entity that results from the consummation of any such transaction representing more than 50% of the voting power of all shares of capital stock of such resulting entity or (ii) at such time as any person (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including a group (within the meaning of Rule 13d-5 under the Exchange Act), together with any of such person's affiliates or associates, is or becomes the direct or indirect beneficial owner (as defined in Section 13 of the Exchange Act and the rules and regulations promulgated by the Securities and Exchange Commission thereunder) of shares of capital stock of the Corporation representing in excess of 50% of the total voting power of all shares of capital stock entitled to vote in the election of directors of the Corporation under ordinary circumstances or to elect a majority of the Board of Directors of the Corporation. The "Series C Amendment" shall be deemed to have occurred when Paragraph 3(b) of the certificate of designations for the Series C Preferred has been amended to authorize the holders of Series D Preferred Stock to vote together with the holders of the Series C Preferred Stock to elect a majority of the members of the Corporation's Board of Directors in the event that the Corporation fails to make the quarterly cash dividend



                                       5.
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payments that holders of Series D Preferred Stock are entitled to for six consecutive quarters.

        d. Written notice of any liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 30 days prior to any payment date stated therein, to the holders of shares of the Series D Preferred Stock at their respective addresses as the same shall appear on the books of the transfer agent with respect to the Series D Preferred Stock.

5.      VOTING

        a. General Voting Rights. The holders of Series D Preferred Stock shall be entitled to vote upon all matters presented to the stockholders, together with the holders of the Series C Preferred Stock and the Common Stock as one class, except as otherwise required by law. Each share of Series D Preferred Stock shall entitle the holder thereof to that number of votes equal to the number of shares of Common Stock into which each such share of Series D Preferred Stock would have been convertible, if such conversion had taken place on the record date set for determining stockholders entitled to vote at a meeting or the date of the consent of stockholders if action is being taken by written consent.

        b. Special Voting Rights. Upon the issuance of the Initial 10,000 Shares, the holders of Series D Preferred Stock shall have the right to designate one member of the Corporation's Board of Directors, and the Board of Directors shall take all steps necessary to appoint such designee to the Board of Directors within three business days of the date the Corporation is informed of the name of such designee by the holder(s) of more than 50% of the Initial 10,000 Shares. After giving effect to such appointment, the Corporation's Board of Directors shall be comprised of no more than seven members. The initial designee, and any substitute for such initial designee, shall serve on the Board of Directors for an initial three-year term and shall serve on each of the committees of the Corporation's Board of Directors. Within three business days after the holder(s) of Series D Preferred Stock have made direct investments in the Corporation of not less than $15,000,000, whether through the purchase of Series D Preferred Stock, or otherwise, the Corporation and the Corporation's Board of Directors shall take all steps necessary to increase the size of the Board of Directors to provide for a Board of Directors with up to eight members and to appoint an additional person designated by the holders of more than 50% of the then outstanding shares of Series D Preferred Stock to serve on the Board of Directors for an initial three-year term. Except as otherwise provided in this paragraph, the Corporation shall not increase the size of its Board of Directors unless such increase is approved by each of the designees to the Board of the Directors identified by the holder(s) of more than 50% of the outstanding shares of Series D Preferred Stock. Such holder(s) shall have the right to identify a substitute designee to replace any of such holder's designees on the Corporation's Board of Directors, and the Corporation and the



                                       6.
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Corporation's Board of Directors shall take all steps necessary to effect any such substitution upon the request of such holder(s). The rights set forth in this paragraph shall terminate if the initial purchaser of shares of Series D Preferred Stock and any wholly-owned subsidiary of such purchaser hold less than 50% of the outstanding shares of Series D Preferred Stock.

        c. Board Rights Upon a Dividend Default. Until the Series C Amendment has occurred, if (i) the Corporation fails to make the quarterly cash dividend payments that holders of Series D Preferred Stock are entitled to for six consecutive quarters and (ii) holders of Series C Preferred Stock have the right to elect a majority of the members of the Corporation's Board of Directors pursuant to Paragraph 3(b) of the certificate of designations for the Series C Preferred Stock, the holders of Series D Preferred Stock shall have the right to elect all of the members of the Corporation's Board of Directors, other than those elected by holders of Series C Preferred Stock. Such right in the Series D Preferred Stock shall continue until cash dividends shall have been declared and paid or set apart for at least four consecutive quarterly periods, after which the right to elect directors shall revert to the Common Stock, the Series C Preferred Stock and the Series D Preferred Stock voting as a single class (subject to rights granted to holders of the Series D Preferred Stock pursuant to paragraph 5b), subject to renewal of the voting right of the Series C Preferred Stock and the Series D Preferred Stock from time to time in the event of the nonpayment of dividends as described above. At any time after the right to elect directors is vested in the Series D Preferred Stock, and at any time after the exclusive right to elect directors shall revert to the Common Stock, the Series C Preferred Stock and the Series D Preferred Stock (subject to rights granted to holders of the Series D Preferred Stock pursuant to paragraph 5b), the holders of 5% or more of the outstanding shares of Series D Preferred Stock, the Series C Preferred Stock or Common Stock, as the case may be, have a right to call a special meeting of stockholders for the purpose of electing all of the members of the board of directors, such right to be exercisable by delivering a request in writing for the calling of the special meeting to the President or Secretary, or to the Chairman of the Board or a Vice President if there be such. The officer receiving the request shall forthwith cause notice to be given to the stockholders entitled to vote that a meeting will be held at a time requested by the person or persons calling the meeting, not less than 35 or more than 90 days after the receipt of the request. Upon the election of directors by the Series D Preferred Stock at a special meeting, the terms of all persons who were directors immediately prior thereto, other than those elected by holders of Series C Preferred Stock, shall terminate and the directors elected by the Series D Preferred Stock together with those elected at the special meeting by the Series C Preferred Stock shall constitute the directors of the Corporation until the next annual meeting. Upon the election of directors by the Common Stock, the Series C Preferred Stock and the Series D Preferred Stock at a special meeting after the exclusive right to elect directors has reverted to the Common Stock, the Series C Preferred Stock and the Series D Preferred Stock (subject to rights granted to holders of the Series D Preferred Stock pursuant to paragraph 5b), the terms of all persons who were directors immediately prior thereto pursuant to this paragraph shall terminate and the directors elected by the Common Stock, the Series C Preferred Stock and Series D Preferred Stock (subject to



                                       7.
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rights granted to holders of the Series D Preferred Stock pursuant to paragraph
5b), at the special meeting shall constitute the directors of the Corporation until the next annual meeting.

        d. Protective Voting Rights. The consent of the holders of at least 66.67% of the shares of the Series D Preferred Stock outstanding at the time, given in person, by written consent or by proxy at any special or annual meeting, shall be necessary to permit, effect or validate any one or more of the following:

               (i) The authorization, creation or issuance of any class or series of stock, or any security convertible into stock of such class of series, ranking senior to or on parity with the Series D Preferred Stock as to voting rights, dividends or the distribution of assets upon liquidation, dissolution or winding up;

               (ii) The merger or consolidation of the Corporation in which the Corporation is not the surviving entity, the sale of all or substantially all of the assets or stock of the Corporation, the liquidation of the Corporation or other similar capital event with respect to the Corporation, or the issuance by the Corporation of capital stock or other equity securities for consideration other than cash, in one or a related series of transactions, where such issuance represents more than 33.33% of the aggregate voting power of the Corporation's outstanding capital stock immediately prior to such issuance;

               (iii) Repurchases of Common Stock, or dividends or distributions to the holders of Common Stock, other than repurchases in the ordinary course of business of shares of Common Stock held by the Corporation's employees and such additional repurchases that are effected pursuant to a share repurchase program approved by the Corporation's Board of Directors if such repurchases do not exceed, on a cumulative basis commencing on the date of the first issuance of the Series D Preferred Stock, a total of (x) $500,000 plus (ii) 15% of the Corporation's cumulative net income from the date of issuance of the Initial 10,000 Shares to the date of any such repurchase.

               (iv) The amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation (including this Certificate of Designations) which would (x) affect the number of shares of Series D Preferred Stock authorized to be issued or any right, preference, privilege of the Series D Preferred Stock, or (z) change the voting rights granted to any shares of the Corporation's capital stock; or

               (v) Any material transaction between the Corporation and any officer, director, beneficial holder of 5% or more of the Corporation's outstanding voting shares, if such transaction has not been approved by a majority of the Disinterested Members. A director shall be considered a "Disinterested Director" if the director (i) is not an officer or employee of the Corporation, or (ii) does not have a relationship that, in the opinion of the Board of Directors, would interfere with his exercise of independent judgment in carrying out the responsibilities of a director.



                                       8.

        The consent of the holders of the Series D Preferred Stock to any of the transactions listed in subparagraph (d)(ii) above shall not be required if, at the time of any such merger, consolidation, sale or other capital event, the shares of capital stock owned by Sociedad General de Aguas de Barcelona, S.A., and any of its majority-owned subsidiaries, constitutes 5% or less of the aggregate voting power of the Corporation.

        e. Determination of Aggregate Voting Power. The aggregate voting power of the Series D Preferred Stock shall be equal to the number of votes represented by the outstanding shares of Series D Preferred Stock (on an as-converted basis) as a percentage of the total number of votes represented by the Corporation's outstanding Common Stock, Series C Preferred Stock, Series D Preferred Stock and any other class of capital stock of the Corporation that generally votes with holders of the Common Stock.

6. CONVERSION RIGHTS. The holder of any shares of Series D Preferred Stock shall have the right at any time commencing from the date of issuance to convert any of his or her shares of Series D Preferred Stock into duly authorized, validly issued, fully paid and nonassessable shares of Common Stock of the Corporation at the Conversion Price, as defined herein, and upon the terms set forth herein.

7. CONVERSION PRICE. Each share of Series D Preferred Stock shall be converted into a number of shares of Common Stock determined by dividing (i) $1,000 by
(ii) the Con version Price of such shares as in effect on the Conversion Date. The initial Conversion Price for the Initial 10,000 Shares shall be $8.99 per share. The initial Conversion Price for all additional shares of Series D Preferred Stock shall be set at the time such shares of Series D Preferred Stock are issued and shall be equal to 119% of the weighted average Trading Price (as defined in Paragraph 14 below) for the 60 consecutive trading days prior to the date such shares are issued. In no event, however, will (i) the initial Conversion Price for the first 5,000 shares of Series D Preferred Stock issued after the Initial 10,000 Shares exceed $11.50 per share, (ii) the initial Conversion Price for the next 5,000 shares of Series D Preferred Stock issued after the 5,000 shares referred to in clause (i) exceed $14.00 per share, or
(iii) the initial Conversion Price for the next 5,000 shares of Series D Preferred issued after the 5,000 shares referred to in clause (ii) exceed $15.00 per share. The initial Conversion Price shall, in each case, be subject to further adjustment as set forth in Paragraph 9 hereof.

8. CONVERSION PROCEDURE. The holder of any shares of the Series D Preferred Stock may exercise his or her right to convert such shares into shares of Common Stock by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, a certificate or certificates representing the shares of Series D Preferred Stock to be converted, accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Paragraph 8 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by



                                       9.

payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. As promptly as practicable, and in any event within ten business days after the surrender of such certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes, the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable shares of Common Stock to which the holder of the Series D Preferred Stock so converted shall be entitled and (ii) if less than the full number of shares of the Series D Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Such conversions shall be deemed to have been made at the close of business on the date of giving of such notice and of such surrender of the certificate or certificates representing the shares of the Series D Preferred Stock to be converted so that the rights of the holder thereof shall cease except for the right to receive Common Stock in accordance herewith, and the converting holder shall be treated for all purposes as having become the record holder of such Common Stock at such time.

        Shares of the Series D Preferred Stock may not be converted after the close of business of the third business day preceding the date fixed for redemption of such shares pursuant to Paragraph 14 hereof.

        Upon conversion of any shares of the Series D Preferred Stock, the holder thereof shall be entitled to receive any accumulated, accrued or unpaid dividends in respect of the shares so converted, including any dividends on such shares of Series D Preferred Stock declared prior to such conversion if such holder held such shares on the record date fixed for the determination of holders of Series D Preferred Stock entitled to receive payment of such dividend.

9. CONVERSION PRICE ADJUSTMENTS. The initial Conversion Price for each respective issuance of shares of Series D Preferred Stock shall be subject to adjustment from time to time upon the occurrence of certain events as follows:

        a. Stock Dividends, Subdivisions, Reclassifications or Combinations. If the Corporation shall (i) declare a dividend or make a distribution in shares of Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date of such dividend or distribution on the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series D Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which he or she would have owned or been entitled to receive had such Series D Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur.



                                      10.

        b. Other Distributions. In case the Corporation shall fix a record date for the making of a distribution to all holders of shares of Common Stock, (i) of shares of any class of capital stock of the Corporation other than shares of Common Stock, or (ii) of evidences of indebtedness of the Corporation, or (iii) of assets (excluding cash dividends or distributions, and dividends or distributions referred to in subparagraph 9(a) hereof), or (iv) of rights or warrants entitling the holders of Common Stock to subscribe for or purchase shares of Common Stock at less than the Trading Price, as defined in Paragraph 14 hereof, on the record date fixed to determine stockholders entitled to subscribe or purchase; in each such case, the Conversion Price in effect immediately prior thereto shall be reduced immediately thereafter to the price determined by dividing (1) an amount equal to the difference resulting from (A) the number of shares of Common Stock outstanding on such record date multiplied by the Conversion Price per share on such record date, less (B) the fair market value (as determined by the Board of Directors in their reasonable discretion) of said shares or evidences of indebtedness or assets or rights or warrants to be so distributed by (2) the number of shares of Common Stock outstanding on such record date. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such distribution is not so made, the Conversion Price then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Conversion Price which was in effect prior to the fixing of the record date (subject to any adjustments made pursuant to this Paragraph 9 since such record date).

        c. Rounding of Calculations; Minimum Adjustment. All calculations under this Paragraph 9 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. No adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than $0.05, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.05 or more.

        d. Adjustments for Consolidation, Merger, etc. Subject to the rights of holders of the Series D Preferred Stock in the event of a Deemed Liquidation pursuant to the provisions of Paragraph 4, in case the Corporation, (i) shall consolidate with or merge into any other person and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) shall permit any other person to consolidate with or merge into the Corporation and the Corporation shall be the continuing or surviving person, but, in connection with such consolidation or merger, the Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property, (iii) shall transfer all or substantially all of its properties or its assets to any other person, or (iv) shall effect a capital reorganization or reclassification of the Common Stock (other than a capital reorganization or reclassification resulting in the issue of additional shares of Common stock for which adjustment is provided in this Paragraph 9); then, and in each such case, proper provision shall be made so that each share of Series D Preferred Stock then out standing shall be converted into, or exchanged for, one share of preferred stock of the acquiring corporation entitling the holder thereof to all of the rights



                                      11.

(including voting rights), powers, privileges and preferences with respect to the acquiring corporation to which the holder of a share of Series D Preferred Stock is entitled with respect to the Corporation, and being subject with respect to the acquiring corporation to the qualifications, limitations and restrictions to which a share of Series D Preferred Stock is subject with respect to the Corporation.

        e. Issue or Sale of Shares Below Trading Price.

                           (i) In the event the Corporation at any time or from
time to time shall issue or sell (or be deemed to have issued or sold) additional shares of Common Stock, other than as a dividend in Paragraph b. above and other than upon a subdivision or combination of shares of Common Stock as provided in Paragraph a. above, without consideration or for a consideration per share less than the Trading Price (as defined in Paragraph 14 below) on the date immediately prior to the date of such issuance, then and in each case the then Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying that Conversion Price by a fraction the numerator of which shall be (A) the number of shares of Common Stock outstanding at the close of business on the day preceding the date of such issue or sale plus (B) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of additional shares of Common Stock so issued would purchase at such Trading Price, and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date of such issue or sale after giving effect to the issuance of such additional shares of Common Stock.

                           (ii) For the purpose of making any adjustment in the
Conversion Price or number of shares of Common Stock purchasable on conversion of Series D Preferred Stock as provided in clause (i) of this Paragraph e., the consideration received by the Corporation for any issue or sale of securities shall, (A) to the extent it consists of cash, be computed at the sales price before deduction of any expenses payable by the Corporation and any underwriting or similar commissions, compensations, or concessions paid or allowed by the Corporation in connection with such issue or sale, (B) to the extent it consists of property other than cash, be computed at the fair market value of that property as determined in good faith by the Board of Directors of the Corporation, irrespective of any accounting treatment; provided, however, that the aggregate fair market value of such non-cash and cash consideration shall not exceed the Trading Price of the shares of Common Stock, and (C) if additional shares of Common Stock, "Convertible Securities" (as hereinafter defined) or rights or options to purchase either additional shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors of the Corporation to be allocable to such additional shares of Common Stock, Convertible Securities or rights or options.


                         (iii) For the purpose of the adjustment provided for in
clause



                                      12.

(i) of this Paragraph e., if at any time or from time to time the Corporation shall issue any rights or options (other than options granted to the Corporation's officers, directors, employees or agents under the Corporation's stock option plans or otherwise) for the purchase of, or stock or other securities convertible into or exchangeable for, additional shares of Common Stock (such convertible stock or securities being hereinafter referred to as "Convertible Securities"), then, in each case, if the "Effective Price" (as hereinafter defined) of such rights, options or Convertible Securities shall be less than the Trading Price, the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of additional shares of Common Stock issuable upon exercise, conversion or exchange thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such options or rights, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such options or rights, and, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation for such Convertible Securities, plus the minimum amount of consideration, if any, payable to the Corporation upon the conversion or exchange of such Convertible Securities. "Effective Price" for this purpose shall mean the quotient determined by dividing the total of all of such consideration by such maximum number of additional shares of Common Stock. No further adjustment of the Conversion Price adjusted upon the issuance of such rights, options or Convertible Securities shall be made as a result of the actual issuance of additional shares of Common Stock on the exercise of any such rights or options or the conversion or exchange of any such Convertible Securities.

        If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only additional shares of Common Stock so issued were the additional shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such additional shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities.

10. VOLUNTARY ADJUSTMENT. The Corporation may make, but shall not be obligated to make, such decreases in the Conversion Price so as to increase the number of shares of Common Stock into which the Series D Preferred Stock may be converted, in addition to those required by Paragraph 9 hereof, as it considers to be advisable in order to avoid federal income tax treatment as a dividend of stock or stock rights.



                                      13.

11. RESERVATION OF SHARES OF COMMON STOCK FOR CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Series D Preferred Stock that are then outstanding.

12. NOTICE OF ADJUSTMENT OF CONVERSION PRICE. Whenever the Conversion Price is adjusted as herein provided, the Corporation shall forthwith file with any transfer agent or agents for the Series D Preferred Stock, if any, and at the principal office of the Corporation, a statement signed by the President or a Vice President and by the Chief Financial Officer or the Secretary of the Corporation setting forth the adjusted Conversion Price. The statement so filed shall be open to inspection by any holder of record of shares of Series D Preferred Stock. The Corporation shall also, at the time of filing any such statement, mail notice to the same effect to the holders of shares of Series D Preferred Stock at their addresses appearing on the books of the Corporation or supplied by such holder to the Corporation for the purpose of notice.

13. FRACTIONAL SHARES IN CONVERSION. The Corporation shall not be required to issue fractions of shares of Common Stock on the conversion of Series D Preferred Stock. If any fraction of a share of Common Stock would be issuable upon the conversion of a share, except for the provisions hereof, the Corporation shall purchase such fraction for an amount in cash equal to the Trading Price (as defined in Paragraph 14 hereof) multiplied by such fraction. If more than one certificate for shares of Series D Preferred Stock shall be presented for conversion at any one time by the same registered holder, the number of shares of Common Stock which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Common Stock issuable upon conversion of the shares so presented. All calculations under this Paragraph 13 shall be made to the nearest one-hundredth of a share.

14. REDEMPTION AT OPTION OF CORPORATION. The shares of the Series D Preferred Stock are not redeemable by the Corporation prior to the later of (i) October 15, 2001 or (ii) the termination of any obligation that the purchaser of the Initial 10,000 Shares has to purchase additional shares of Series D Preferred Stock upon satisfaction of all conditions to any such obligation. Commencing on the later of such dates, shares of the Series D Preferred Stock may be redeemed, in whole or in part at any time at the option of the Corporation by resolution of its Board of Directors, for a cash redemption price equal to the total of (i) all accrued but unpaid dividends with respect to the shares of Series D Preferred Stock being redeemed plus (ii) an amount equal to the Liquidation Preference for the shares of Series D Preferred Stock being redeemed, at the date of such redemption, multiplied by the following percentage:


                Year Redeemed                             Redemption Price
                -------------                             ----------------
        Oct. 15, 2001- Oct. 14, 2002                      100% + (.7 x dy)
        Oct. 15, 2002- Oct. 14, 2003                      100% + (.6 x dy)



                                      14.

        Oct. 15, 2003- Oct. 14, 2004                      100% + (.5 x dy)
        Oct. 15, 2004- Oct. 14, 2005                      100% + (.4 x dy)
        Oct. 15, 2005- Oct. 14, 2006                      100% + (.3 x dy)
        Oct. 15, 2006- Oct. 14, 2007                      100% + (.2 x dy)
        Oct. 15, 2007- Oct. 14, 2008                      100% + (.1 x dy)
                 Thereafter                                     100%

For purposes of this calculation, "dy" shall equal the dividend yield for the shares of Series D Preferred Stock established pursuant to the provisions of Paragraph 3 that are being redeemed by the Corporation.

        Notwithstanding the foregoing, the Corporation may not redeem any shares of the Series D Preferred Stock unless the Common Stock has had a Trading Price (as hereinafter defined below in this Paragraph 14) of not less than 150% of the Conversion Price for 20 consecutive trading days prior to the Corporation giving notice to the holders thereof. In addition, the Corporation shall not have the right to redeem more than 9,000 of the Initial 10,000 Shares without the consent of the holders of the Initial 10,000 Shares so long as the shares of Series C Preferred Stock are not subject to redemption at the option of the Corporation, and any such redemption of shares of Series D Preferred Stock at the option of the Corporation shall be done on a pro rata basis with a redemption of shares of Series C Preferred Stock. The limitation on the number of shares that can be redeemed by the Corporation if the Trading Price condition has been met, as set forth in the preceding sentence, shall only apply to the Initial 10,000 Shares and not to any of the other 15,000 shares of Series D Preferred Stock that may be issued after the issuance of the Initial 10,000 Shares. In case of the redemption of a part only of the outstanding shares of Series D Preferred Stock, the shares so to be redeemed shall be selected pro rata.

        At least 30 days' previous notice by mail, postage prepaid, shall be given to the holders of record of the shares of Series D Preferred Stock to be redeemed, such notice to be addressed to each such stockholder at the address of such holder appearing on the books of the Corporation or given by such holder to the Corporation for the purpose of notice, or if no such address appears or is so given, at the place where the principal office of the Corporation is located. Such notice shall state the date fixed for redemption and the redemption price and shall call upon such holder to surrender to the Corporation on said date at the place designated in the notice such holder's certificate or certificates representing the shares to be redeemed. On or after the date fixed for redemption and stated in such notice, each holder of shares of Series D Preferred Stock called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the redemption price provided in this Paragraph 14. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If such notice of redemption shall have been duly given, and if on the date fixed for redemption funds necessary for the redemption shall be available therefor, then, notwithstanding that the certificate evidencing any shares of Series D Preferred Stock so called for redemption shall not have been surrendered, all



                                      15.

rights pertaining to such shares shall terminate, except only the right of the holders to receive the redemption price to the date fixed for redemption, without interest, upon surrender of their certificates therefor.

        If, after notice of redemption has been given, the Corporation deposits, on or prior to any date fixed for redemption of shares of Series D Preferred Stock, with any bank or trust company in the State of California that has a combined capital and surplus of not less than $100 million, as a trust fund, a sum sufficient to redeem, on the date fixed for redemption thereof, the shares called for redemption, with irrevocable instructions and authority to the bank or trust company to give the notice of redemption thereof (or to complete the giving of such notice if theretofore commenced) and to pay, on or after the date fixed for redemption or prior thereto, the redemption price of the shares to their respective holders upon the surrender of their share certificates, then from and after the date of the deposit (although prior to the date fixed for redemption), the shares shall no longer be outstanding, and the holders thereof shall cease to be stockholders with respect to such shares, and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the redemption price of the shares without interest, upon the surrender of their certificates therefor. The right to convert said shares as provided herein at any time shall continue up to but not after the close of business on the third day prior to the date fixed for redemption of such shares. The deposit shall constitute full payment of the shares to the holders thereof. Any moneys so deposited on account of the redemption price of Series D Preferred Stock converted subsequent to the making of such deposit shall be repaid to the Corporation forthwith upon the conversion of such shares of Series D Preferred Stock. Any interest accrued on any funds so deposited shall be the property of, and paid to, the Corporation. If the holders of Series D Preferred Stock so called for redemption shall not, at the end of two years from the date fixed for redemption thereof, have claimed any funds so deposited, such bank or trust company shall thereupon pay over to the Corporation such unclaimed funds, and such bank or trust company shall thereafter be relieved of all responsibility in respect thereof to such holders and such holders shall look only to the Corporation for payment of the redemption price.

        The term "Trading Price" shall mean the price of the Common Stock determined as follows: (i) If the Common Stock is listed or admitted to trade on a national securities exchange, on the Nasdaq National Market System ("NMS"), or on the Nasdaq SmallCap Market ("SmallCap"), the closing sales price of the Common Stock on the composite tape of the principal national securities exchange on which the Common Stock is so listed or admitted to trade or on the NMS or SmallCap systems, as the case may be; (ii) If the Common Stock is not listed or admitted to trade on an exchange or a system that publishes daily closing sales prices, the average of the last bid and asked prices of the Common Stock quoted on such other trading system. If the Common Stock is not quoted by any such organization and no such closing prices are available, the Trading Price shall be the price determined by the Disinterested Directors in good faith.

15. REDEMPTION AT OPTION OF HOLDER. Commencing on October 15, 2007



                                      16.

and continuing until October 14, 2008, each holder of shares of the Series D Preferred Stock may, from time to time, during such period, at such holder's option, cause the Corporation to redeem for cash, out of funds legally available therefore, up to an aggregate of one-half of all shares of Series D Preferred Stock owned by such holder on October 15, 2007. Commencing on October 15, 2008, each holder of shares of Series D Preferred Stock may, from time to time thereafter, at such holder's option, cause the Corporation to redeem for cash, out of funds legally available therefore, some or all of such holder's shares of Series D Preferred Stock. In addition, if at any time prior to October 15, 2008 any of the shares of Series C Preferred Stock have been tendered to the Corporation for redemption by any of the holders of the Series C Preferred Stock pursuant to the optional redemption provisions contained in Paragraph 14 of the Certificate of Designations of the Series C Preferred Stock, each holder of Series D Preferred Stock shall have the right to cause the Corporation to also redeem an amount of such Series D Preferred Stock holder's shares equal to the greater of (i) the number of shares of the Series D Preferred Stock that could otherwise be redeemed at that time, if any, pursuant to this Paragraph 15 or
(ii) the Accelerated Redemption Amount. The "Accelerated Redemption Amount" for each holder of Series D Preferred Stock is the number of shares obtained by multiplying such holder's total number of Series D Preferred Stock then held by the holder by the percentage representing the percentage of the then outstanding shares of Series C Preferred Stock that have been submitted for redemption. Prior to October 15, 2008, the Corporation shall give each holder of the Series D Preferred Stock written notice of the Corporation's receipt of a request for optional redemption submitted by a holder of the Series C Preferred Stock. The foregoing written notice shall be delivered within 10 days after the receipt by the Corporation of a redemption request and at least 20 days prior the redemption of the Series C Preferred Stock, and shall state the number of shares of Series C Preferred Stock that have been submitted for redemption, the Accelerated Redemption Amount, and the number of shares that such holder of Series D Preferred Stock is entitled to submit for redemption. In the event that a holder of the Series D Preferred Stock requests that his Accelerated Redemption Amount of shares be redeemed, such redemption shall take place concurrently with the redemption of the Series C Preferred Stock. If the Corporation does not have sufficient funds from which it can legally redeem all shares of Series C Preferred Stock and Series D Preferred Stock that have been tendered for redemption, the number of shares of each series that shall be redeemed from the available funds shall be determined on a pro rata basis, based on the relative amounts of the stated value of the shares of Series C Preferred Stock and Series D Preferred Stock that have been tendered for redemption.

        The redemption price for each share of Series D Preferred Stock shall be $1,000 per share, plus, in each case, all declared and unpaid dividends, if any, on such redeemed shares through the date of redemption. Each holder of shares of Series D Preferred Stock may exercise his rights to have such shares redeemed pursuant to this Paragraph 15 by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for such purpose, a certificate or certificates representing the shares to be redeemed accompanied by a written notice stating that such holder elects to have redeemed the specified whole number of such shares in



                                      17.

accordance with the provisions of this Paragraph 15 and, if less than the full number of shares evidenced by the surrendered certificates are being redeemed, specifying the name or names in which such holder wishes the certificates for the balance of such shares to be issued. Within 10 calendar days after the surrender of such certificate or certificates and the receipt of the required written notice relating thereto, the Corporation shall deliver or cause to be delivered to the holder (a) the redemption price of the shares being so redeemed and (b) if less than the full number of shares evidenced by the surrendered certificate or certificates are being redeemed, any certificate or certificates, of like tenor, for the full number of shares evidenced by the surrendered certificate or certificates, less the number of shares redeemed. Any redemption notice delivered pursuant to this Paragraph 15 shall be irrevocable for 30 days. During such 30-day period, or until the date on which the redemption price is paid, whichever is earlier, the shares tendered to the Corporation for redemption shall not be convertible by the holder pursuant to Paragraph 6, but shall otherwise be entitled to all rights and privileges contained in this Certificate of Designations.

16. MUTILATED OR MISSING PREFERRED STOCK CERTIFICATES. If any of the Series D Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and substitution for and upon cancellation of the mutilated Series D Preferred Stock certificate, or in lieu of and in substitution for the Series D Preferred Stock certificate lost, stolen or destroyed, a new Series D Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series D Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series D Preferred Stock certificate and indemnity, if requested.

17. REISSUANCE OF PREFERRED STOCK. Shares of Series D Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of preferred stock undesignated as to series and may be redesignated and reissued as part of any series of preferred stock other than the Series D Preferred Stock.

18. BUSINESS DAY. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that banks are not open in the State of California, such payment, redemption or exchange shall be made on the immediately succeeding day on which such banks are open.

19. HEADINGS OF SUBDIVISIONS. The headings of various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

20. SEVERABILITY OF PROVISIONS. If any right, preference or limitation of the Series D Preferred Stock set forth in these resolutions and the Certificate of Designations filed pursuant hereto (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which



                                      18.

can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

21. NOTICE TO THE COMPANY.

        All notices and other communications required or permitted to be given to the Corporation hereunder shall be made by courier to the Corporation at its principal executive offices located at 4660 La Jolla Village Drive, Suite 825, San Diego, California 92122, Attention: President. Minor imperfections in any such notice shall not affect the validity thereof.

22. LIMITATIONS.

        Except as may otherwise be required by law, the shares of Series D Preferred Stock shall not have any powers, preferences or relative, participating, optional or other special rights other than those specifically set forth in this resolution (as such resolution may be amended from time to time) or otherwise in the Certificate of Incorporation of the Corporation.

        IN WITNESS WHEREOF, Western Water Company, has caused this certificate to be executed by Michael P. George, as President and Chief Executive Officer, and attested by Ronald I. Simon, as Secretary, this 22nd day of October 1998.

                                       WESTERN WATER COMPANY



                                       By /s/ MICHAEL P. GEORGE
                                          --------------------------------------
                                          Name: Michael P. George
                                          Title: President, Chief Executive
                                                 Officer

Attest:


/s/ RONALD I. SIMON
---------------------------
Name: Ronald I. Simon
Title: Secretary



                                      19.